Exhibit 99.1

Vaxcyte Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

Comprehensive VAX-31 Adult Phase 3 Clinical Program, Finalized in Consultation and Alignment with FDA, Advances with Three Phase 3 Studies Underway to Support Planned BLA Submission

Topline Safety, Tolerability and Immunogenicity Data from OPUS-1 Expected in Fourth Quarter of 2026; OPUS-2 and OPUS-3 Results Expected in First Half of 2027

Enrollment Completed in VAX-31 Infant Phase 2 Dose-Finding Study; Topline Safety, Tolerability and Immunogenicity Data from Primary Immunization Series and Booster Dose Expected Either Sequentially or Together by End of First Half of 2027

Company Advancing Early-Stage Pipeline, Expects to Initiate Phase 1 Adult Clinical Study for VAX-A1, a Vaccine Candidate to Prevent Group A Strep, in 2026

Company Advances Global and U.S. Manufacturing Capabilities to Support Commercialization of Pneumococcal Conjugate Vaccines with Completion of Dedicated Lonza Facility and Initiation of North Carolina Fill-Finish Line Buildout

Approximately $2.4 Billion in Cash, Cash Equivalents and Investments as of December 31, 2025; Excludes Approximately $600.2 Million in Net Proceeds from February 2026 Equity Offering

Company to Host Webcast/Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

SAN CARLOS, Calif., February 24, 2026 – Vaxcyte, Inc. (Nasdaq: PCVX), a clinical-stage vaccine innovation company, today announced financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.

“In 2025, we made meaningful progress across clinical development, regulatory engagement and commercial manufacturing readiness as we advanced our broad-spectrum pneumococcal conjugate vaccine (PCV) franchise,” said Grant Pickering, Chief Executive Officer and Co-Founder of Vaxcyte. “For the VAX-31 adult program, we initiated a comprehensive Phase 3 clinical program finalized in consultation and alignment with the U.S. Food and Drug Administration (FDA) to support a planned Biologics License Application (BLA) submission. Through this program, which is enrolling subjects in the OPUS-1, OPUS-2 and OPUS-3 trials, we are aiming to expand the breadth of disease and serotype coverage while ensuring immunogenicity levels remain high to support durable protection. Based on the strength of the unprecedented results from our VAX-31 Phase 1/2 study in adults and our carrier-sparing platform, we believe we are uniquely positioned to set a new standard by which future adult pneumococcal vaccines will be measured. In parallel, we completed enrollment in the VAX-31 infant Phase 2 dose-finding study, which includes higher doses than tested previously that are designed to elicit even stronger immune responses in infants. Together, the growing body of data from both the adult and infant programs reinforces our conviction that VAX-31 has a potential best-in-class profile.”

“Earlier this year, we completed an equity financing that further strengthened our balance sheet and extended our cash runway,” said Andrew Guggenhime, President and Chief Financial Officer of Vaxcyte. "With $2.4 billion in cash, cash equivalents and investments at year-end, plus the approximately $600 million in net proceeds from the recent equity financing, we believe we are well positioned to execute on our planned clinical, manufacturing and commercial readiness milestones.”

Key 2025 and 2026 to Date Highlights

PCV Franchise Adult Indication:

Advanced Comprehensive VAX-31 Phase 3 Adult Clinical Program to Support Planned BLA Submission: The three ongoing VAX-31 Phase 3 clinical trials, finalized in consultation and alignment with the FDA, are intended to generate a broad and robust safety, tolerability and immunogenicity dataset. Across the ongoing trials, approximately 6,000 adults are expected to be enrolled in total, with approximately 3,400 participants expected to receive VAX-31. The Company is also planning a manufacturing consistency study (e.g., a lot-to-lot study) as the final Phase 3 study.

•Initiated OPUS-1, the Pivotal Phase 3 Noninferiority Trial: In December 2025, the Company dosed the first participants in the OPUS-1 trial evaluating VAX-31 for the prevention of invasive pneumococcal disease (IPD) and pneumonia in adults. This trial is evaluating the safety, tolerability and immune responses of VAX-31 in approximately 3,560 adults aged 50 and older through direct, head-to-head comparisons with both Capvaxive® (PCV21) and Prevnar 20® (PCV20), the current standard-of-care PCVs, with the objective of establishing a best-in-class profile for VAX-31. The trial is also evaluating the safety, tolerability and immune responses of VAX-31 in approximately 440 adults aged 18-49. OPUS-1 is being conducted at approximately 50 sites in the United States.

•Initiated OPUS-2 and OPUS-3 Phase 3 Trials in Key Adult Populations: In January 2026, the Company dosed the first participants in OPUS-2, a Phase 3 descriptive study designed to evaluate the safety, tolerability and immunogenicity of VAX-31 when administered concomitantly with, or one month following, a licensed, high-dose seasonal influenza vaccine in approximately 1,300 pneumococcal-naïve1 adults aged 50 years and older. OPUS-2 is being conducted at approximately 25 sites in the United States. In February 2026, the Company dosed the first participants in OPUS-3, a Phase 3 descriptive study evaluating the safety, tolerability and immunogenicity of a single dose of VAX-31 in approximately 720 adults aged 50 years and older who have previously received lower-valency pneumococcal vaccines. OPUS-3 is being conducted at approximately 30 sites in the United States.

Expanded VAX-31 Adult Breakthrough Therapy Designation to Include Prevention of Pneumonia: In May 2025, the FDA expanded the adult Breakthrough Therapy designation for VAX-31 to include the prevention of pneumonia caused by Streptococcus pneumoniae, in addition to the prevention of IPD, based on the positive topline results from the VAX-31 adult Phase 1/2 study.
1 Pneumococcal-naïve is defined as having no known prior history of IPD, pneumococcal pneumonia, or receipt of any licensed or investigational pneumococcal vaccine.

Introduced Development of VAX-XL, the Company’s Third-Generation PCV Designed to Further Expand Disease and Serotype Coverage: The Company continues to advance its broader PCV franchise with development of VAX-XL. This vaccine candidate is in early-stage development, and leverages the Company’s carrier-sparing, site-specific conjugation technology with the aim of further expanding coverage to deliver the broadest-spectrum candidate in the Company’s PCV franchise.

PCV Franchise Infant Indication:

Announced Positive VAX-24 Infant Phase 2 Study Results that Informed Advancement of Modified VAX-31 Infant Phase 2 Dose-Finding Study with Inclusion of Optimized Dose: Vaxcyte is advancing the clinical development of VAX-31 in infants through a randomized Phase 2 dose-finding study designed to evaluate the safety, tolerability and immunogenicity of VAX-31 compared to PCV20 in healthy infants. The study includes a three-dose primary immunization series administered at two, four and six months of age, followed by a booster dose at 12-15 months of age, and is intended to inform dose selection for future pediatric development. The final positive data from the VAX-24 infant Phase 2 dose-finding study further validated the Company’s rationale for exploring higher doses in the ongoing VAX-31 infant Phase 2 study.

•Announced Positive VAX-24 Infant Phase 2 Data: In March 2025, the Company announced positive interim data from the VAX-24 infant Phase 2 dose-finding study, and in November 2025 shared final safety, tolerability and immunogenicity results that were consistent with the interim findings. The totality of data from this study supported the Company’s strategy to evaluate higher doses in the ongoing VAX-31 infant Phase 2 program.

•Modified VAX-31 Phase 2 Study to Include Optimized Dose: In August 2025, the Company modified the ongoing VAX-31 infant Phase 2 study to include an Optimized Dose, with the majority of serotypes dosed at 4.4 mcg and the balance dosed at 3.3 mcg. Both the Middle Dose and High Dose arms continued as planned in the study, while the Low Dose arm was discontinued.

•Completed Enrollment in VAX-31 Infant Phase 2 Study: In January 2026, the Company announced the completion of enrollment in the VAX-31 infant Phase 2 dose-finding study, with 900 healthy infants dosed. With enrollment complete, all participants have received at least their first dose in the primary immunization series.

Early-Stage Pipeline:

Advancing VAX-A1, a Vaccine Candidate Designed to Prevent Disease Caused by Group A Strep, into the Clinic: In 2026, the Company plans to initiate a Phase 1 adult study for its most advanced preclinical program, VAX-A1, a prophylactic vaccine candidate designed to prevent disease caused by Group A Strep, with the primary objective of assessing safety and tolerability. This approach is designed to generate high-quality initial safety data and provide a foundation for evaluating next steps in the program's development.

Group A Strep remains a major global cause of morbidity and mortality in adults and children and is a leading driver of antibiotic use, underscoring the significant public health burden. The Company intends to conduct this study in Australia, where Group Strep A has been problematic and there are experienced investigator networks with a high degree of expertise in the field.

Commercial Manufacturing & Supply Chain:

Progressed Manufacturing and Supply Chain Capabilities to Support Commercial Launch: The Company continued to make progress on its manufacturing and supply chain capabilities. In collaboration with Lonza, Vaxcyte completed construction of a dedicated, large-scale manufacturing facility designed to support potential global commercial manufacturing of its PCV candidates throughout the developed world for all indications. In addition, the buildout of a high-volume, custom fill-finish line in North Carolina has been initiated as part of the Company's previously announced long-term commitment of up to $1 billion in U.S. manufacturing and services.

Equity Financing:

Completed Underwritten Public Offering, Further Strengthening Balance Sheet: In February 2026, Vaxcyte completed an underwritten public offering of 12,650,000 shares of its common stock, which included the full exercise of the underwriters’ option to purchase an additional 1,650,000 shares, at a public offering price of $50.00 per share. The aggregate gross proceeds to Vaxcyte from this offering were $632.5 million, before deducting underwriting discounts and commissions and other offering expenses payable by Vaxcyte.

Executive Leadership Team and Board of Directors Appointments:

Added Seasoned Leaders to Board of Directors and Executive Team: Vaxcyte continued to strengthen its Board of Directors and leadership team with highly regarded industry leaders to further support the advancement of its late-stage programs and preparations for potential commercialization.

•Dr. Olivier Brandicourt, Board of Directors: In May 2025, the Company appointed Dr. Olivier Brandicourt to its Board of Directors. Dr. Brandicourt is a veteran biopharmaceutical executive with extensive experience in global vaccine commercial strategy and execution, including prior service as Chief Executive Officer of Sanofi S.A. and Bayer HealthCare AG.

•Chris Griffith, Chief Business and Strategy Officer: In July 2025, Chris Griffith joined the Company as Chief Business and Strategy Officer. He brings more than 20 years of experience across corporate and business development, portfolio strategy and operations.

•Mike Mullette, Chief Commercial Officer: In October 2025, Mike Mullette joined the Company as Chief Commercial Officer. He brings more than 20 years of global experience in vaccines and biopharmaceuticals and is leading planning and preparations for the potential global commercialization of the Company’s PCV programs.

Anticipated Program Milestones

Vaxcyte is advancing the clinical development of its pipeline programs with several key milestones anticipated:

VAX-31 Adult Indication

•Announce topline safety, tolerability and immunogenicity data from the OPUS-1 Phase 3 pivotal, noninferiority trial in the fourth quarter of 2026.

•Announce safety, tolerability and immunogenicity data from the OPUS-2 and OPUS-3 Phase 3 trials in the first half of 2027.

VAX-31 Infant Indication

•Announce topline safety, tolerability and immunogenicity data from the VAX-31 infant Phase 2 randomized, dose-finding study from both the primary three-dose immunization series and booster dose either sequentially or together by the end of the first half of 2027.

VAX-A1

•Initiate Phase 1 adult clinical study in 2026, with the primary objective of assessing safety and tolerability.

Upcoming Investor Conferences

Company management will participate in fireside chats and host one-on-one meetings at the following investor conferences. A live webcast of the fireside chats will be accessible through the Investors & Media section of the Company's website at http://investors.vaxcyte.com for approximately 30 days following each conference.

•Cowen 46th Annual Health Care Conference, March 2-4: Fireside chat will take place live on Tuesday, March 3, at 1:10 p.m. ET / 10:10 a.m. PT.

•Leerink Global Healthcare Conference, March 8-11: Fireside chat will take place live on Monday, March 9, at 1:00 p.m. ET / 10:00 a.m. PT.

Fourth Quarter and Full Year 2025 Financial Results

•Cash Position: Cash, cash equivalents and investments were $2,442.6 million as of December 31, 2025, compared to $3,134.7 million as of December 31, 2024.
•Research & Development (R&D) Expenses: R&D expenses were $242.1 million for the three months ended December 31, 2025 and $794.3 million for the full year 2025 as compared to $133.6 million and $476.6 million, respectively, for the same periods in 2024. The increase for the year ended December 31, 2025 was due primarily to increased development and manufacturing activities in connection with the adult and infant PCV programs, including to support the potential future commercial launches, as well as an increase in personnel expenses related to the growth in R&D employees.
•General & Administrative (G&A) Expenses: G&A expenses were $32.3 million for the three months ended December 31, 2025 and $129.4 million for the full year 2025 as compared to $28.5 million and $92.9 million, respectively, for the same periods in 2024. The increase for the year ended December 31, 2025 was due primarily to higher personnel expenses related to the growth in G&A employees.
•Net Loss: For the three months and year ended December 31, 2025, net loss was $246.5 million and $766.6 million, respectively, compared to $137.1 million and $463.9 million for the same periods in 2024.

•Commercial Manufacturing Facility: In the fourth quarter of 2025, Vaxcyte incurred an additional $21.8 million in capital and facility buildout expenditures related to the construction of the dedicated manufacturing facility at Lonza intended to support the potential global commercialization of the Company’s PCV programs. As of December 31, 2025, Vaxcyte had incurred $335.4 million in total capital and facility buildout expenditures that were reflected on the Company’s balance sheet as of that date. The buildout was completed in the first quarter of 2026 within the original projected budget of up to $350 million.

Conference Call and Webcast

Vaxcyte will host a conference call and webcast to discuss this announcement today, February 24, 2026, at 4:30 p.m. ET / 1:30 p.m. PT. To participate in the conference call, please dial 800-445-7795 (domestic) or 785-424-1699 (international) and refer to conference ID PCVXQ425. A live webcast of the conference call will be available in the Investors & Media section of the Company’s website at www.vaxcyte.com. After the live webcast, the event will remain archived on Vaxcyte’s website for 30 days.

About Vaxcyte

Vaxcyte is a vaccine innovation company engineering high-fidelity vaccines to protect humankind from the consequences of bacterial diseases. VAX-31, a 31-valent PCV candidate being evaluated in a Phase 3 adult clinical program and in a Phase 2 infant clinical program, is being developed for the prevention of IPD and is the broadest-spectrum PCV candidate in the clinic today. VAX-24, a 24-valent PCV candidate, is designed to cover more serotypes than any infant PCV on-market. VAX-31 and VAX-24 are designed to improve upon standard-of-care PCVs by covering the serotypes in circulation that cause a significant portion of IPD and are associated with high case-fatality rates, antibiotic resistance and meningitis, while maintaining coverage of previously circulating strains. VAX-XL, in earlier-stage development, also leverages the Company’s carrier-sparing, site-specific conjugation technology with the aim of further expanding coverage to deliver the broadest-spectrum candidate in the Company’s PCV franchise.

Vaxcyte is re-engineering the way highly complex vaccines are made through XpressCF®, its cell-free protein synthesis platform exclusively licensed from Sutro Biopharma, Inc. Unlike conventional cell-based approaches, the Company’s system for producing difficult-to-make proteins and antigens is intended to accelerate its ability to develop high-fidelity vaccines with enhanced immunological benefits. Vaxcyte’s pipeline also includes VAX-A1, a prophylactic vaccine candidate designed to prevent Group A Strep infections, and VAX-GI, a vaccine candidate designed to prevent Shigella. For more information, visit www.vaxcyte.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the potential benefits of Vaxcyte’s carrier-sparing platform and PCV candidates, including breadth of coverage, the ability to deliver potentially best-in-class PCVs and improve upon the standard-of-care; the design, timing of initiation, progress and expected results of Vaxcyte's clinical trials and regulatory plans; the future commercialization of Vaxcyte’s PCV programs; Vaxcyte’s cash runway; and other statements that are not historical fact. The words “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “on track,” “potential,” “should,” “would” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on Vaxcyte’s current expectations and actual results and timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, including, without limitation, risks related to Vaxcyte’s product development programs, including development timelines, success and timing of chemistry, manufacturing and controls and related manufacturing activities, potential delays or inability to obtain and maintain required regulatory approvals for its vaccine candidates, and the risks and uncertainties inherent with preclinical and clinical development processes; the success, cost and timing of all development activities and clinical trials; and sufficiency of cash and other funding to support Vaxcyte’s development programs and other operating expenses. These and other risks are described more fully in Vaxcyte’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on February 24, 2026 or in other documents Vaxcyte subsequently files with or furnishes to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date, and readers should not rely upon the information in this press release as current or accurate after its publication date. Vaxcyte undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations. Readers should not rely upon the information in this press release as current or accurate after its publication date.

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Contacts:

Patrick Ryan, Executive Director, Corporate Affairs
Vaxcyte, Inc.
415-606-5135
media@vaxcyte.com

Jeff Macdonald, Executive Director, Investor Relations
Vaxcyte, Inc.
917-371-094
investors@vaxcyte.com

Vaxcyte, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024	2023
Operating expenses:
Research and development (1)	$794,306	$476,644	$332,341
Acquired manufacturing rights	—	—	75,000
General and administrative (1)	129,369	92,902	60,700
Total operating expenses	923,675	569,546	468,041

Loss from operations	(923,675)	(569,546)	(468,041)
Other income, net:
Interest income	119,718	109,994	62,907
Other income (expense)	37,329	(4,375)	2,868
Total other income, net	157,047	105,619	65,775

Net loss	$(766,628)	$(463,927)	$(402,266)

Net loss per share, basic and diluted	$(5.63)	$(3.80)	$(4.14)

Weighted-average shares outstanding, basic and diluted	136,089,506	121,997,348	97,157,690
___________________________________________
(1)Amounts include stock-based compensation expense as follows:

Research and development	$74,054	$42,819	$23,275
General and administrative	64,791	42,003	25,485
Total stock-based compensation expense	$138,845	$84,822	$48,760

Vaxcyte, Inc.
Summary Consolidated Balance Sheet Data
(in thousands)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and investments	$2,442,623	$3,134,718
Total assets	3,002,717	3,511,318
Total stockholders' equity	2,685,510	3,305,819